Exhibit 10.1
PERFORMANCE AWARD
UNDER THE
2007 OMNIBUS STOCK AND INCENTIVE PLAN
For
CAPITAL SENIOR LIVING CORPORATION
Effective as of                                                              (“Date of Grant”), a PERFORMANCE AWARD (“Award”) is granted by Capital Senior Living Corporation (the “Company”) to (the “Holder”), this Award being in all respects subject to the terms, definitions and provisions, of the 2007 Omnibus Stock and Incentive Plan For Capital Senior Living Corporation (the “Plan”), and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.
1. Performance Award. The Company hereby sells, transfers, assigns and delivers to the Holder an aggregate of                      Shares of Restricted Shares of the Company (“Award Restricted Shares”) subject to the Plan and to the terms and conditions set forth in this Award, including, without limitation, the Restrictions more specifically set forth in Section 3. below (“Restrictions”), and further subject to (i) Holder’s execution of this Award agreement, and (ii) Holder’s payment to the Company, within 30 days of the Date of Grant, an amount equal to $.01 (the par value) times the number of Award Restricted Shares.
2. Vesting of Award Restricted Shares. The Restrictions on the specified percentage of Award Restricted Shares shall lapse (Award Restricted Shares with respect to which the Restrictions have lapsed are Vested and herein referred to as “Vested Shares”) if the criteria set forth below and on Exhibit “A” attached hereto (the “Performance Measures”) are satisfied:
(i) 33% of the Award Restricted Shares shown in Section 1, on the 1st anniversary of the Date of Grant provided that the Performance Measures are satisfied; and
(ii) 33% of the Award Restricted Shares shown in Section 1 on the 2nd anniversary of the Date of Grant provided that the Performance Measures are satisfied; and
(iii) 34% of the Award Restricted Shares shown in Section 1 on the 3rd anniversary of the Date of Grant provided that the Performance Measures are satisfied;
Notwithstanding the foregoing, with respect to Award Restricted Shares which have not been forfeited under Section 3, Restrictions that have not previously lapsed will lapse and all such Award Restricted Shares shall become Vested Shares on the earlier of (1) the date of Holder’s death, or (2) the date of Holder’s Disability, or (3) the date of a Change in Control.
3. Restriction — Forfeiture of Award Restricted Shares. The Award Restricted Shares are each subject to the restrictions (“Restrictions”) that (i) all rights of Holder to any Award Restricted Shares which have not become Vested Shares shall, automatically and without notice, terminate and be permanently forfeited on the date Holder, for any reason, ceases to be employed by the Company, except where such cessation of employment results from Holder’s Death or Disability; and (ii) all rights of Holder to the specified percentage of Award Restricted Shares which have not become Vested Shares because the Performance Measures have not been satisfied shall, automatically and without notice, terminate and be permanently forfeited.

4. Withholding. On the date Award Restricted Shares become Vested Shares, the minimum withholding required to be made by the Company shall be paid by Holder to the Committee (as defined in the Plan) in cash.
5. Issuance of Shares. During the Restricted Period (as defined in the Plan), the certificates representing the Award Restricted Shares, , shall be registered in the Holder’s name and bear a restrictive legend disclosing the Restrictions and the existence of this Award. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Award Restricted Shares which shall be forfeited in accordance with the terms of this Award. The Company will retain custody of all related Restricted Share Distributions, which will be subject to the same Restrictions, terms, and conditions as their related Award Restricted Shares, until Holder is entitled to receive Vested Share certificates for the such Award Restricted Shares; and provided, further, that the Restricted Share Distributions which relate to Award Restricted Shares which are forfeited, shall be forfeited on the same date as such Award Restricted Shares are forfeited; and provided, further, , that any Restricted Share Distributions shall not bear interest or be segregated into a separate account but shall remain a general asset of the Company, subject to the claims of the Company’s creditors, until the conclusion of the applicable Restricted Period; and provided, finally , that on the date of any material breach of any terms of this Award, as reasonably determined by the Committee, there shall be, automatically and without notice, an immediate forfeiture of all of both Award Restricted Shares and Restricted Share Distributions.
Award Restricted Shares shall constitute issued and outstanding Common Stock for all corporate purposes and, without limitation, Holder shall have all of the rights and privileges of an owner of the Award Restricted Shares (including voting rights) except that Holder shall not be entitled to delivery of the certificates evidencing any of the Award Restricted Shares, nor the related Restricted Share Distributions, unless and until they become Vested Shares.
6. Administration of Award. The determinations under, and the interpretations of, any provision of this Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.
7. No Transfers Permitted. Without limitation, the rights under this Award are not transferable.

8. Section 83(b) Election. Holder may elect under Section 83(b) of the Code to include in his or her gross income, for his or her taxable year in which the Award Restricted Shares are transferred to such Holder under this Award, the excess of the fair market value (determined without regard to any Restriction other than one which by its terms will never lapse), of such Award Restricted Shares at the Date of Grant, over the amount (if any) paid for the Award Restricted Shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Committee, (ii) provide the Committee with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to pay the minimum withholding required to be made by the Company..
9. Interpretation.
(a) If any provision of this Award is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Award shall be construed and enforced as if such provision had never been included in the Award.
(b) THIS AWARD SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.
(c) Headings contained in this Award are for convenience only and shall in no manner be construed as part of this Award.
(d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.
Dated as of this                      day of                                         , 2011.

CAPITAL SENIOR LIVING CORPORATION
By: